UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 31, 2016

Transcat, Inc.
(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

35 Vantage Point Drive, Rochester, New York	14624
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	585-352-7777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Acquisition of Excalibur Engineering, Inc.

The information set forth below under Item 2.01 is incorporated by reference.

Amendment to Credit Facility Agreement

On March 31, 2016, Transcat, Inc. (“Transcat”) entered into Amendment 3 (“Amendment 3”) to its secured revolving Credit Facility Agreement dated as of September 20, 2012, as amended by Amendment 1 dated as of August 26, 2014 and Amendment 2 dated as of December 30, 2015 (as amended, the “Credit Facility Agreement”) with Manufacturers and Traders Trust Company (the “Lender”). Terms used herein and not otherwise defined have the meanings given to them in the Credit Facility Agreement.

Amendment 3 to the Credit Facility Agreement amends the definition of Permitted Acquisition to increase borrowings available for Acquisitions to be financed with the revolving credit facility and the term loan (described below) for the Fiscal Year ending March 25, 2017 from $15.0 million to $20.0 million and $15.0 million for each Fiscal Year ending thereafter. The leverage ratio and fixed charge ratio covenants with which Transcat is required to comply were modified by Amendment 3. As of April 1, 2016, approximately $12 million was available under the $30.0 million revolving credit facility after funding of the acquisition described below in Item 2.01.

In addition, pursuant to Amendment 3 the Lender agreed to issue a term loan to Transcat of $10.0 million subject to a $25,000 commitment and origination fee. The term loan matures on March 31, 2021 and is considered a LIBOR Loan. Monthly payments will be $119,048 in principal plus interest calculated assuming a seven year amortization period.

All other material terms and conditions of the Credit Facility Agreement remain unchanged.

A copy of Amendment 3 will be filed as an exhibit to Transcat’s Annual Report on Form 10-K for the fiscal year ending March 26, 2016.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 1, 2016, Transcat acquired substantially all of the assets of Excalibur Engineering, Inc. (“Excalibur”), a California corporation and provider of calibration services, new and used test equipment, and product rentals, pursuant to an Asset Purchase Agreement (the “Agreement”), by and among Transcat, Excalibur, Christopher LaPlante Family Trust dated 12/23/97 (the “Trust”) and Christopher M. LaPlante (“LaPlante”). There were no material relationships between Excalibur, the Trust or LaPlante and Transcat or its affiliates, or any director or officer of Transcat, or any associate of any such director or officer, other than in respect of the transaction.

Pursuant to the Agreement, Transcat purchased substantially all of the assets of Excalibur for a cash purchase price of $7,350,000, subject to adjustment based on the final calculation of Excalibur’s working capital. Transcat withheld $735,000 from the purchase price, which Transcat will hold for nine months, to secure Excalibur’s obligations, if any, for working capital adjustments, reimbursement for uncollected accounts receivable and the indemnification obligations of Excalibur, the Trust and LaPlante under the terms of the Agreement. The Agreement contains various representations, warranties and covenants of the parties that are customary for a transaction of this nature.

In addition, Transcat, Excalibur, the Trust and LaPlante entered into a five-year Non-Disclosure, Non-Solicitation and Non-Competition Agreement as of April 1, 2016.

A copy of the Agreement will be filed as an exhibit to Transcat’s Annual Report on Form 10-K for the fiscal year ending March 26, 2016.

Item 7.01. Regulation FD Disclosure.

On April 1, 2016, Transcat issued a press release announcing the signing of the Agreement and the completion of the acquisition. A copy of this press release is furnished herewith as Exhibit 99.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Transcat, Inc. Press Release dated April 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated: April 4, 2016	By:	/s/ Michael J. Tschiderer
Michael J. Tschiderer
Vice President of Finance and Chief Financial Officer